As filed with the Securities and Exchange Commission on ______________, 1998
                            Registration No. 333-


                     SECURITIES AND EXCHANGE COMMISSION
                                  FORM S-3
                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933


                   DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
           (Exact name of registrant as specified in its charter)

            Florida                                    59-3389871
 (State or other jurisdiction                       (I.R.S. Employer
of incorporation or organization)                  Identification No.)

      615 Crescent Executive Court, Suite 500, Lake Mary, Florida 32746
                              (407) 333-5300
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

    Mitchel J. Laskey, President, Dynamic Healthcare Technologies, Inc.,
      615 Crescent Executive Court, Suite 500, Lake Mary, Florida  32746
                              (407) 333-5300
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              Copies should be sent to:
                              Richard N. Bernstein, Esq.
                   Cohen, Berke, Bernstein, Brodie & Kondell, P.A
                          2601 South Bayshore Drive, 19th Floor
                                  Miami, Florida  33133
                                      (305) 854-5900

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective. ( )
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment, please check the following box. ( )
If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. (X)
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )


                       CALCULATION OF REGISTRATION FEE
                             Proposed     Proposed
                  	          Maximum      Maximum
                             Amount       Offering    Aggregate   Amount of
Titles of each class of      to be        price per   Offering    Registration
securities to be registered  registered   share       price      	fee

Common Stock, $.01 par value    1,814,996  $1.03125    $1,871,715  $552.16
Common Stock, $.01 par value (2)  780,588  $1.03125    $  804,981  $237.47
Common Stock, $.01 par value (3)1,000,000  $1.03125    $1,031,250  $304.22


(1)	Estimated solely for the purpose of calculating the
registration fee in accordance with Rule 457(c) under the
Securities Act of 1933 on the basis of the average high and low sales prices of the Company's Common Stock on September 28,
1998, as reported by NASDAQ.
(2)	Represents shares issuable upon the exercise of outstanding
options and warrants.
(3)	Represents shares issuable upon the conversion of
outstanding shares of Series C Preferred Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


        PROSPECTUS	Subject to Completion Dated September 29, 1998
                             3,595,584 Shares

                 DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
                               Common Stock


All of the shares of common stock $.01 par value (the "Common Stock") offered hereby, are being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of shares offered hereby.

Of the 3,595,584 shares of Common Stock to which this Prospectus relates (the "Shares"), 780,588 of such Shares may be acquired upon the exercise of certain outstanding options and warrants, 1,000,000 shares may be acquired upon the conversion of the Company's Series C 8% Redeemable Convertible
Participating Preferred Stock, par value $.01 per share (the " Series C Preferred Stock"), and 1,814,996 of such shares were previously issued in connection with the acquisistion of Collaborative Medical Systems, Inc.("CoMed"), and Dynacor, Inc. ("Dynacor"), on December 17, 1996 and May 21, 1997, respectively and are currently outstanding. The Shares may be sold or distributed from time to time by or for the account of the Selling Shareholders through dealers, brokers or other agents, or directly to one or more purchasers at market prices prevailing at the time of sale or at prices otherwise negotiated.

The Common Stock is traded on the over-the-counter market and is quoted on the National Association of Securities Dealers Automated Quotation Service ("NASDAQ") under the symbol "DHTI." On September 28, 1998 the closing bid and asked prices for the Common Stock were $1.03125 and $1.03125, respectively.

                        ____________________________

See "Risk Factors" on pages 4 through 8 for a discussion of certain factors that should be considered by potential investors.

                         ____________________________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
              THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                    CONTRARY IS A CRIMINAL OFFENSE.

                         ______________________________

             The date of this Prospectus is September 29, 1998







                                      1




AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the SEC, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, NY 10048, 3475 Lenox Road, N.E., Suite 1000, Atlanta, GA 30326-7232 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in this Prospectus; in connection with the offer made by this Prospectus and, if given or made such information or representations must not be relied upon as having been authorized by the Company or Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities covered by this Prospectus by the Company in any state to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof. The Company's Common Stock is traded on Nasdaq. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

The Company has filed a Registration Statement (herein together with all amendments and exhibits thereto, called the "Registration Statement") under the Securities Act of 1933 ("Securities Act") with the SEC in Washington, D.C. with respect to the securities offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement which may be inspected and copied as set forth above. Statements contained in the Prospectus concerning provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or attached, hereto, each such statement being qualified in all respects by such references.

                 _____________________________


          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the SEC are incorporated by reference in this Prospectus:

1.	The Company's Annual Report on Form 10-K for the year ended
December 31, 1997;

2.	The Company's Quarterly Report on Form 10-Q for the quarter
ended June 30, 1998;

3.	The Company's Quarterly Report on Form 10-Q for the quarter
ended March 31, 1998;

4.	The Company's Proxy Statement dated April 24, 1998; and

5.	The description of the Company's Common Stock that is
contained in the Registration Statement, as amended, of the Company filed on Form S-1 on August 29, 1996 (Registration No.
333-10605).

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein, in any supplement or amendment hereof or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any supplement or amendment hereof modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any supplement or amendment hereof.





                                    2





Neither the delivery of this Prospectus nor any sale of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its affiliates since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

Copies of the documents incorporated by reference herein are available from the Company without charge (other than exhibits to such document, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates) to any person to whom this Prospectus is delivered, upon written request of such person. Requests for such copies should be directed to Mitchel J. Laskey, President and Chief Operating Officer of the Company, at the Company's offices located at 615 Crescent Executive Court, Suite 500, Lake Mary, Florida 32746. The Company's telephone number is (407) 333-5300.


                             PROSPECTUS SUMMARY

The following summary does not purport to be complete and is qualified in its entirety by the more detailed information, accompanying the Prospectus.


                                THE COMPANY

Dynamic Healthcare Technologies is a leading provider of mission-critical healthcare information systems for clinical services departments and facilities. The Company's product line, DynamicVision, is a suite of web-image-, and voice-enabled systems for anatomic pathology, radiology, laboratory, surgical services and health information management. By making it possible for healthcare professionals to have access to the information they need about a patient more readily, Dynamic's information systems contribute to higher quality and more cost-effective delivery of care.

The Company believes that healthcare providers are realizing that a relatively small investment in healthcare information technology can significantly reduce variable costs. As a result of industry trends, healthcare providers are making significant investments in healthcare information technology solutions that capitalize on evolving information management technologies. Industry analysts estimate that healthcare organizations spent approximately $17 billion in 1997 for information technology solutions, and anticipate that such expenditures will increase to approximately $28 billion annually by 2002.

Dynamic currently serves over 600 customers, most of which are located in the United States. Key customers include St. Barnabas Medical Center, Ohio State University Hospital, Orlando Regional Healthcare System, Parkland Memorial Hospital, University of Illinois at Chicago Medical Center, UCSF Medical Center, Mayo Foundation, Cleveland Clinic Foundation, Yale-New Haven Hospital/Yale University School of Medicine, Massachusetts General Hospital/Harvard Medical Center, Kaiser Foundation Health Plan, Borgess Health Alliance and Memorial Sloan-Kettering Cancer Institute.

The Company has a broad product line comprising a strategic mix of applications, technologies and services that support the restructuring of the healthcare delivery system. A full range of professional consulting services including project management, implementation, planning, training and education are also offered. The Company's technical services include network design, implementation and support, custom software development, interfaces and modifications and systems integration. Dynamic also provides support services including 24-hour telephone support, and software maintenance and enhancements.

Dynamic is a publicly traded company (Nasdaq National Market:
DHTI), which was originally incorporated in California in 1977, reincorporated in Nebraska in 1982 and subsequently reincorporated in Florida in 1996. The Company's corporate headquarters are located at 615 Crescent Executive Court, Suite 500, Lake Mary, Florida 32746; its telephone number is
(407)333-5300; and its World Wide Web address is http://www.dht.com.




                                      3



                                 RISK FACTORS

Prospective investors should carefully consider the specific factors set forth below, as well as the other information contained in this Prospectus before deciding to invest in the Units offered hereby. This Prospectus contains certain 'forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") which represent the Company's expectations or beliefs including, but not limited to, statements regarding growth in sales of the Company's products, profit margins and the sufficiency of the Company's cash flow for its future liquidity and capital resource needs. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "estimate" or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors, including those described below.

Operating Losses

The Company incurred a net loss of $2.9 million for the quarter ended March 31, 1998 and $2.2 million for the quarter ended June 30, 1998. Although the Company generated a profit for the year ended December 31, 1997, it incurred a net loss of $15.6 million for the year ended December 31, 1996, $15.1 million of which was attributable to the write-off of research and development expenses incurred in connection with the acquisition of Collaborative Medical Systems, Inc. consummated in 1996. The Company also incurred net losses of $600,000 and $4.3 million, respectively, in the years ended December 31, 1995 and 1994. There can be no assurance that the Company will be able to achieve or maintain profitability on a quarterly or annual basis or that it will be able to generate revenue growth.

Uncertainty of Market Development, Delivery and Acceptance of the Company's Systems

The market for electronic health record systems and clinical information systems is relatively new and may not develop as the Company expects, which could have a material adverse effect on the Company. The Company's success is dependent upon market acceptance of its systems. The Company's future success and financial performance will depend in large part on the Company's ability to continue to meet the increasingly sophisticated needs of its customers through the timely development and successful introduction of enhanced versions of its existing systems, complementary systems and new systems. There can be no assurance that the Company will successfully complete, develop, introduce and market new systems or system enhancements, or that systems or system enhancements currently in development or that may be developed by the Company in the future will meet the requirements of healthcare providers and achieve market acceptance. The Company has experienced delays from time to time in completing the development of new or enhanced systems and may experience additional delays in the future. The inability of the Company to develop and deliver new systems on a timely basis could have a material adverse effect on the Company.
Changing prices of computer hardware could have a material effect on the cost of products sold and the related selling price of software and hardware sales.

Variability of Quarterly Operating Results; Extended Sales Cycle

The Company's revenues and operating results may vary significantly from quarter to quarter as a result of a number of factors, some of which are outside the Company's control. These factors include, among others, the magnitude of customer agreements; unpredictability in the number and timing of systems sales; length of the sales cycle; possible delays in the installation process; and changes in the customer's financial condition or budget. The Company's systems may be implemented in several phases, in some cases over several years. In the past, the Company has permitted its customers to delay installations from the originally scheduled installation date and to modify the original system configurations and intends to continue this practice in the future. There can be no assurance that customers will not cancel all or portions of master sales agreements in the future. Due to the foregoing factors, the Company's operating results may be adversely affected.

The decision by a healthcare provider to replace, substantially modify or upgrade its information systems involves a large capital commitment and an extended review and approval process. The sales cycle for the Company's systems is typically six to eighteen months from initial contact with a customer to execution of a master sales agreement with the Company. During this period, the Company may expend substantial time, effort and funds preparing proposals and negotiating a master sales agreement with no certainty of an agreement being reached.


                                    4



Uncertainty Related to Acquisitions

The Company has in the past and may in the future pursue the acquisition of complementary businesses, products or technologies. Acquisitions involve a number of risks that could adversely affect the Company's operating results, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the amortization of acquired intangible assets and the potential loss of key employees of the acquired companies. There can be no assurance that the Company will consummate future acquisitions on satisfactory terms, if at all, that adequate financing will be available on terms acceptable to the Company, if at all, or that any acquired operations will be successfully integrated.

Dependence upon Third Parties

The Company enters into strategic relationships for the non-exclusive use of information management technologies of leading technology developers. There can be no assurance that any of these companies with which the Company has entered into, or may in the future enter into, strategic relationships will continue these strategic relationships with the Company or that the Company will obtain rights to newly developed technologies of additional technology developers. The Company's products are based upon industry adherence to open architecture systems. In the event that a non-open architecture standard is developed and widely accepted, the Company may need to change its interfaces or develop its own information management technology. The Company is dependent upon third-party suppliers to license to it necessary technology that is incorporated into certain of the Company's integration software tools. The Company has less control over the scheduling and quality of work of third-party suppliers than its own employees.
Furthermore, the Company's agreements to license certain third-party technology will terminate after specified dates unless renewed. There can be no assurance that the Company's efforts to develop such technology would be successful or that there would be adequate funds available for such effort. Furthermore, there can be no assurance that the Company's relationship with any third party technology developers will develop, continue or be successful.

Ability to Manage Future Growth

Although as a result of its current liquidity position the Company has restructured its operations in order to decrease its operating expenses, the Company anticipates that it could experience a period of growth and expansion which would place a significant strain on the Company's service and support operations, sales and administrative personnel and other resources. In order to serve the needs of its existing and anticipated customer base, the Company believes that it may have to increase its workforce substantially, which would require the Company to attract, train, motivate, manage and retain highly qualified employees. The Company's ability to manage such growth also will require the Company to expand its operational, management and financial systems and controls, all of which may significantly increase its operating expenses. If the Company fails to achieve its growth as planned or is unsuccessful in managing growth that does occur, there could be a material adverse effect on the Company.

Dependence upon Key Personnel

The Company's business is dependent upon the performance of its senior executives, in particular Mitchel J. Laskey, its President and Chief Executive Officer, Paul S. Glover, its Vice President - Finance and Chief Financial Officer, Scott E. Waldrop, its Senior Vice President and Chief Operating Officer and Michael L. Carlay, its Senior Vice President - Sales and Marketing. The loss of the services of one or more of those individuals or the Company's inability to attract, motivate and retain highly qualified employees in the future could have a material adverse effect on the Company. The Company maintains a key man life insurance policy in the amount of $2.0 million on the life of Mitchel J. Laskey.

Competition

The market for information technology in the healthcare industry is intensely competitive. Many of the Company's competitors have significantly greater financial, research and development, technical and marketing resources than the Company. Competitors vary in size and in the scope and breadth of the products and services they offer. The Company's systems compete both with other technologies and with similar systems developed by other companies. Other major information management companies, including the companies with whom the Company has strategic relationships, may enter




                                       5


the markets in which the Company
competes. Competitive pressures and other factors, such as new system introductions by the Company's competitors, may result in significant pricing pressures that could have a material adverse effect on the Company. In addition, in the professional and technical consulting segment, the Company competes with the consulting divisions of national accounting firms as well as national and regional healthcare specialty consulting firms.

Rapid Changes in Technology

The computer and information systems industries are characterized by rapid technological advances in both software and hardware, frequent new product introductions and enhancements as well as changes in customer needs. New developments of software or hardware would have a material adverse effect on the Company's sales or render the Company's systems non-competitive or obsolete. To respond to rapidly changing technology, the Company will be required to make substantial continuing investments in research and development, and there can be no assurance that its efforts will be successful or that there will be adequate funds available for such efforts. The Company believes that to sustain its growth it must continue to devote substantial resources to its product development efforts and the maintenance and enhancement of its existing products.

Uncertainty of Market Acceptance

The Company's success will depend in large part on the acceptance of the Company's integration software tools and integration services as partial or complete solutions to an enterprise's system integration problems by the chief information executive and technical users within an enterprise. There can be no assurance that the Company's integration software tools and integration services will achieve the market acceptance necessary for profitable operations.

Volatility of Stock Price

The Company's stock price has experienced significant volatility. Moreover, the stock market has from time to time experienced extreme price and volume fluctuations, particularly in the high technology sector, which may be unrelated to the operating performance of particular companies. Market fluctuations and factors, such as announcements of technological innovations or new products by the Company, its competitors or third parties, as well as market conditions in the computer software or hardware industries and healthcare reform measures, may have a significant effect on the market price of the Common Stock. Since the Company recognizes revenues for certain products upon the completion of identified milestone conditions, delays in meeting such conditions could result in the shift of revenue recognition from one quarter to another. Any such shift could adversely impact the results of operations for a particular quarter, which in turn could cause fluctuations in the Company's stock price.

Dependence upon Proprietary Software

The Company's healthcare information systems consist primarily of the Company's software integrated with third party hardware and software. The Company does not hold any patents nor has it filed copyrights with respect to any of its software systems.
To protect its proprietary rights, the Company primarily relies upon trade secrets, copyright laws and confidentiality agreements with employees and customers. These safeguards provide only limited protection, and competitors may imitate the Company's systems and attempt to integrate the same or similar third party systems into systems competitive with those licensed by the Company. Furthermore, there can be no assurance that others will not independently develop systems similar or superior to those of the Company. There has been substantial litigation regarding intellectual property rights in the computer industry. Although no such litigation is pending or threatened against the Company, there can be no assurance that third parties will not assert infringement claims against the Company in the future. Moreover, the Company may need to initiate litigation from time to time to enforce or protect the Company's intellectual property rights and to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources, which could have a material adverse effect on the Company.

Uncertainty in Healthcare Industry; Government Regulation

The Company generates revenue primarily through sales to entities operating within the healthcare industry located throughout the United States. Due to this concentration, substantially all receivables are from healthcare institutions which may be similarly affected by changes in economic, regulatory or other conditions. The healthcare industry is undergoing




                                     6


significant and rapid changes, including the consolidation of hospitals and other healthcare providers to form integrated delivery networks as well as market-driven and government initiatives to reform healthcare, which the Company anticipates will affect the operation and procurement process of healthcare providers. The increased bargaining power of such combined enterprises and their focus on cost containment could force the Company to reduce prices for its systems, which could have a material adverse effect on the Company. As the number of hospitals and other healthcare providers decreases due to further industry consolidation, each potential sale of the Company's systems becomes more significant and competition for each sale will be greater. Such consolidation also creates the possibility that the Company's customers could cancel their master sales agreements if the other healthcare information providers involved in the consolidation have installed or selected a competing or potentially incompatible information system. Further, healthcare providers may react to proposed federal and state measures and cost containment pressures by curtailing or delaying investments, including those for the Company's systems and related services. Although the effects of federal and state initiatives for healthcare reform are unknown, the Company believes that competitive factors in the healthcare industry will continue to drive reform of healthcare delivery. The Company cannot predict with any certainty what impact if any, such market and government initiatives might have on the Company.

The Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), enacted on August 21, 1996, provides for the adoption by the Secretary of the U.S. Department of Health and Human Services (the "Secretary") of a standardized format for the electronic transmission of certain healthcare-related administrative and financial transactions. Such healthcare transactions include the following: health claims or equivalent encounter information; health claims attachments; enrollment and disenrollment in a health plan; eligibility for a health plan; healthcare payment and remittance advice; health plan premium payments; first report of injury; health claim status; and referral certification and authorization. The standards would apply to all health plans, health clearinghouses, and healthcare providers who transmit information in electronic form. Although the deadline set for the implementation of such standards by HIPAA was February 1998, a proposed rule for standards for electronic transactions was first published in the May 7, 1998 Federal Register, and the security and electronic signatures standards have yet to be published as of the date hereof. In order to service customers subject to HIPAA, the Company's software must be designed or modified to reflect any standardized format requirements eventually imposed. In adopting the standards, the Secretary is required to adopt standards developed by a private sector standard setting organization.
The Secretary is also required to adopt standards regarding the privacy of individually identifiable health information. Penalties may be imposed for noncompliance with the requirements and standards, as well as for wrongfully obtaining or disclosing individually identifiable health information. Penalties for noncompliance may not be imposed if the failure was due to reasonable cause and not to willful neglect. Penalties for wrongfully obtaining or disclosing individually identifiable health information may not be imposed unless it is done so knowingly. Because the Company has access to individually identifiable health information as a result of interfacing with its customer's systems, its business could be subject to HIPAA and the penalties thereunder.

The United States Food and Drug Administration ("FDA") has issued a draft guidance document addressing the regulation of certain computer products as devices under the Federal Food, Drug, and Cosmetic Act (the "FFDCA"). To the extent that computer software is classified as a device under the applicable regulations, the manufacturers of such products could be required, depending upon the product, to: (i) register and list their products with the FDA; (ii) notify the FDA and demonstrate substantial equivalence to other products on the market before marketing such products; or (iii) obtain FDA clearance by filing a pre-market application that establishes the safety and effectiveness of the product. Compliance with these requirements can be burdensome, time consuming and expensive and there can be no assurance that the Company will ultimately be able to obtain the required FDA clearances to market its products. The Company has two products considered devices under the FFDCA and has additional products under development that may be considered devices under the FFDCA. Failure to obtain or maintain compliance with FDA regulations could result in withdrawal of the products from the market, which could have a material adverse effect on the Company.

Potential Liability to Customers or Third Parties

Certain of the Company's systems provide access to patient information used by physicians and other medical personnel in providing medical care. The medical care provided by physicians and other medical personnel is subject to numerous medical malpractice risks and other claims. The Company may be subject to claims by parties who may seek damages from any and all persons or entities connected to the process of delivering patient care. Although the Company maintains liability insurance to protect against certain claims associated with the use of its systems, there can be no assurance that the Company will not be subject to product liability or other claims and that its insurance coverage and the contractual limitations on






                                      7



liability typically contained in master sales agreements will provide adequate protection. A successful claim brought against the Company, or unsuccessful claims causing a substantial expenditure of funds and a diversion of management's time and resources, could have a material adverse effect on the Company. While the Company has been able to obtain liability insurance, there can be no assurance that the Company will be able to maintain such insurance or that it will continue to be available on terms acceptable to the Company or at all.

No Dividends

The Company intends to retain future earnings for use in its business and does not anticipate paying any cash dividends on shares of its Common Stock in the foreseeable future.

Risks Associated with the Year 2000

The Year 2000 issue refers generally to the data structure problem that will prevent systems from properly recognizing dates after the year 1999. For example, computer programs and various types of electronic equipment that process date information by reference to two digits rather than four to define the applicable year may recognize a date using "00" as the year 1900 rather than the year 2000. The Year 2000 problem could result in system failures or miscalculations causing disruptions of operations. The Year 2000 problem may occur in computer software programs, computer hardware systems and any device that relies on a computer chip if that chip relies on date information. During 1997, the Company made modifications to certain of its existing resale software products which were not already Year 2000 compliant. In addition, during 1997 the Company converted its human resources, time tracking, general accounting and payroll systems to systems which the vendors represent to be Year 2000 compliant. The 1997 effect of and the cost of the modifications and conversions relative to the Year 2000 issue were not material and any future costs relative to this issue are not expected to be material. However, there can be no assurance that the Company's tools and systems, nor the systems of other companies with whom the Company conducts business will be Year 2000 compliant prior to December 31, 1999 or that the failure of any such system will not have a material adverse effect on the Company's business, operating results and financial condition.

Shares Eligible for Future Sale; Registration Rights

Sales of substantial amounts of shares of Common Stock in the public market after this offering or the perception that such sales could occur could adversely affect the market price of the Common Stock and the Company's ability to raise equity. Upon completion of this offering, the Company will have 18,217,280 shares of Common Stock outstanding. All 3,595,584 shares offered hereby will be freely tradeable unless acquired by "affiliates" of the Company as defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

THE COMPANY

Dynamic Healthcare Technologies is a leading provider of mission-critical healthcare information systems for clinical services departments and facilities. The Company's product line, DynamicVision, is a suite of web-image-, and voice-enabled systems for anatomic pathology, radiology, laboratory, surgical services and health information management. By making it possible for healthcare professionals to have access to the information they need about a patient more readily, Dynamic's information systems contribute to higher quality and more cost-effective delivery of care.

The Company believes that healthcare providers are realizing that a relatively small investment in healthcare information technology can significantly reduce variable costs. As a result of industry trends, healthcare providers are making significant investments in healthcare information technology solutions that capitalize on evolving information management technologies. Industry analysts estimate that healthcare organizations spent approximately $17 billion in 1997 for information technology solutions, and anticipate that such expenditures will increase to approximately $28 billion annually by 2002.

Dynamic currently serves over 600 customers, most of which are located in the United States. Key customers include St. Barnabas Medical Center, Ohio State University Hospital, Orlando Regional Healthcare System, Parkland Memorial Hospital, University of Illinois at Chicago Medical Center, UCSF Medical Center, Mayo Foundation, Cleveland Clinic Foundation, Yale-New Haven Hospital/Yale University School of Medicine, Massachusetts General Hospital/Harvard Medical Center, Kaiser Foundation Health Plan, Borgess Health Alliance and Memorial Sloan-Kettering Cancer Institute.





                                      8





The Company has a broad product line comprising a strategic mix of applications, technologies and services that support the restructuring of the healthcare delivery system. A full range of professional consulting services including project management, implementation, planning, training and education are also offered. The Company's technical services include network design, implementation and support, custom software development, interfaces and modifications and systems integration. Dynamic also provides support services including 24-hour telephone support, and software maintenance and enhancements.

Dynamic is a publicly traded company (Nasdaq National Market:
DHTI), which was originally incorporated in California in 1977, reincorporated in Nebraska in 1982 and subsequently reincorporated in Florida in 1996. The Company's corporate headquarters are located at 615 Crescent Executive Court, Suite 500, Lake Mary, Florida 32746; its telephone number is
(407)333-5300; and its World Wide Web address is http://www.dht.com.

Industry

Over the past decade, healthcare costs in the United States has risen faster than the overall rate of inflation. According to the U.S. Health Care Financing Administration, healthcare expenditures have increased from less than $250 billion, or approximately 9% of U.S. gross domestic product, in 1980 to over $1.0 trillion, or approximately 15% of U.S. gross domestic product in 1996. This increase has resulted in broad pressures to reduce costs without sacrificing the quality of care and has caused significant changes in the healthcare industry.

In recent years, the healthcare industry has undergone, and continues to undergo, radical and rapid change. The increasing cost of providing healthcare has caused the provider reimbursement environment to shift from the indemnity model, characterized by fee-for-service arrangements and traditional indemnity insurance, to the managed-care model, in which providers are aligned within networks and healthcare delivery must follow plan-established rules to qualify for reimbursement. As a result, the emphasis of healthcare providers has shifted from providing care regardless of cost to providing high-quality care in the most cost-effective manner possible. The pressures to achieve successful clinical outcomes more efficiently while managing costs more effectively have led to significant industry consolidation, resulting in the development of large integrated healthcare delivery networks.

As these integrated healthcare networks grow larger and more dispersed, the challenge of effectively managing and delivering information throughout the enterprise also increases. In addition, large and widely-spread healthcare delivery networks require data warehouse and analysis tools that permit them to effectively extract and analyze data located throughout the enterprise.

Healthcare providers have recently begun to view information systems technology as a viable avenue for increasing productivity and efficiency, measuring and managing costs, and improving the quality of services delivered. The 1998 Annual Healthcare Information Management and Systems Society ("HIMSS")/Hewlett Packard Leadership Survey reported that 73 percent of the respondents indicated that they expect their Information Technology ("IT") budgets to go up in the next year by a weighted average increase of 14 percent. The survey was completed by 1,754 senior operations and financial managers, IT managers, clinical managers, other provider organization professionals, IT consultants and IT vendors.

The Company believes that healthcare providers are realizing that a relatively small investment in healthcare information technology can significantly reduce variable costs. As a result of industry trends, healthcare providers are making significant investments in healthcare information technology solutions that capitalize on evolving information management technologies. Industry analysts estimate that healthcare organizations spent approximately $17 billion in 1997 for information technology solutions, and anticipate that such expenditures will increase to approximately $28 billion annually by 2002.





                                        9





Products and Services

The Company has a broad product line comprising a strategic mix of applications, technologies and services that support the restructuring of the healthcare delivery system. The Company offers information solutions for radiology, anatomic pathology, clinical laboratory and electronic health records.

Products Generally
Available                  Type of Solution            Description

I.  DynamicVision for Radiology

Dynamic Dynamic RadPlus / Radiology Information System / A voice and image-enabled client/server radiology information system that manages clerical and administrative functions as well as patient scheduling and film tracking for the radiology department.

Dynamic PACSPlus / PACS / A picture archiving and communication system (PACS) that enables physicians and caregivers to access, review and manipulate images from local and remote locations.

Dynamic OPTIMA / Mammography Management / Manages clerical and administrative functions for mammography services.

Dynamic Talk / Continuous Speech Recognition / An IBM speech recognition system supported by a radiology knowledge base.
Enables radiologists to quickly create and edit their own diagnostic reports.

Dynamic WebSight / Teleradiology / A point-to-point teleradiology solution that enables the transfer and reception of images via a local area network or wide area network. Images can be displayed and manipulated at remote locations.

II.  DynamicVision for Pathology

Dynamic CoPathPlus / Anatomic Pathology System / An image and voice enabled client/server solution that manages clerical and administrative functions of the cytology/pathology department.

Dynamic PICSPlus / Image Management System / A product of
AutoCyte Inc., AIMS captures, stores and communicates high resolution digital microscope and gross images of pathology specimens.

Dynamic Talk / Continuous Speech Recognition / An IBM speech recognition solution that expedites pathology report turnaround with hands-free, eyes-free generation of dictated reports.

III.  DynamicVision for Clinical Laboratory

Premier Series / Laboratory Information System / Manages clerical and administrative functions in the laboratory including monitoring and controlling specimens, ordering, tracking, and results reporting.

IV.  DynamicVision for Health Information Management

Dynamic RecordPlus / Document Imaging and Workflow for the
Health Information Management Department / An enterprise-wide, solution that provides document imaging and management, advanced workflow and business process automation.

Dynamic AccountPlus / Document Imaging and Workflow for Patient
Accounting Department / An enterprise-wide, solution that provides document imaging and management, advanced workflow and business process automation.

V.  DynamicVision for Surgical Services

Dynamic SurgiPlus / Perioperative Information Management
System / A client/server solution that collects and organizes vital patient, surgical, and anesthesia data. Monitrax facilitates clinical and management decision-making as well as outcomes research.



                                  10




Consulting, Systems Integration and Other Services

The Company provides a full range of professional consulting services including project management, implementation planning, training and education. The Company's technical services includes network design, implementation and support, custom software development, interfaces and modifications and Systems integration. The Company also provides support services including 24-hour telephone support, and software maintenance and enhancements.

Sales and Marketing

As of August 31, 1998, the Company had 50 full time employees in sales and marketing related functions. The Company had 30 sales employees and 20 marketing employees. The compensation of the sales employees is substantially dependent on the achievement of individual sales targets. Marketing personnel perform telemarketing, proposal development, demonstration coordination, develop product competitive analyses, sales collateral, audio and video products, coordinate trade shows, advertising, public relations activities, and administrative support.

The Company's sales cycle is typically six to eighteen months and includes several steps: (i) initial contact and qualification; (ii) development of proposal in response to request for a proposal or direct sales lead; (iii) business problem requirements definition; (iv) product demonstrations;
(v) site visits; and (vi) contract preparation and negotiations. Members of the Company's professional services, product management and sales support departments, and members of executive management assist the sales force in completing the proposal, conducting demonstrations and analyzing the requirements. In support of the sales efforts, the Company advertises in trade journals, participates in trade shows, publishes articles and provides speakers for industry shows and conferences. In addition, the Company receives qualified leads as well as support in proposal development, demonstrations and site visits from its strategic business partners, which include IBM, Wang, Dictaphone, NRI and others.

Strategic Relationships

The Company has entered into strategic relationships with several leading technology developers to gain access to certain technologies that are integrated into the Company's systems. In addition, through these strategic relationships, the Company is able to cross-market its internally developed or acquired technologies to customers of its business partners.

IBM - In 1997, the Company acquired IBM's Medical Records Plus enterprise document imaging and management system. This AS/400 product is based on IBM's ImagePlus/4OO image processing system and offers DynamicVision customers an AS/400 document imaging alternative. The Company has also integrated IBM MedSpeak/Radiology solution into its Maxifiler radiology information system and MedSpeak/Pathology into its CoPath anatomic pathology system. This expands the functionality of these two solutions to include continuous speech recognition for direct dictation of results, bypassing the need for transcription of diagnostic reports. Continuous speech recognition allows radiologists and pathologists to dictate at a normal rate of speech for instantaneous report production, with little or no time lapse between the spoken and typed word. The Company is also a re-marketer of IBM hardware.

Eastman Software - The Company has a non-exclusive agreement with Eastman Software to market its EASTMAN SOFTWARE Imaging and EASTMAN SOFTWARE Workflow products as integral components of the Dynamic Vision electronic health record solution. This offers DynamicVision customers a Microsoft Windows NT alternative for document imaging and workflow.

Who? Vision Inc. - The Company has a marketing agreement with
Who? Vision Inc. of Sebastian, FL.  Through this agreement,
Who's biometric authentication security capability has been integrated into the Company's information solutions.

Microsoft - The Company is a Microsoft Solution Provider
("MSP"). Through this program, Microsoft works with the Company to provide information, tools, and business development assistance in implementing the successful use of Microsoft
Solutions Platform products such as Windows 98 and NT.

Sybase - The Company is an Option Solutions Partner with Sybase
Corporation. This partnership enables Dynamic and Sybase to deliver enterprise client/server solutions.






                                      11


AutoCyte - Dynamic has an original equipment manufacturer ("OEM") distribution agreement with AutoCyte, Inc. of Elon College, North Carolina. Through this agreement, the Company has the exclusive rights to sell the AutoCyte Image Management System ("AIMS") within the laboratory and anatomic pathology information systems markets in the U.S. and Canada as an OEM software contractor. A pathology imaging solution, AIMS works in conjunction with Dynamic's CoPathPlus system for anatomic pathology and is sold under the name Dynamic PICSPlus. AutoCyte formerly was known as Roche Image Analysis Systems.

Sunquest Information Systems - The Company has a value-added re-marketer agreement with Sunquest Information Systems ("Sunquest") of Tucson, Arizona. Under the terms of the agreement, Sunquest exclusively markets and sub-licenses the Company's CoPathPlus anatomic pathology solution to their existing base of clients. Sunquest may also sell CoPathPlus, when bundled with their laboratory information system, in the general U.S. healthcare market and on a stand-alone product basis in the international market.

Customers

The Company currently supports over 600 customers, the majority of which are located in the United States. The Company generates revenues almost exclusively through sales to the healthcare industry located in the United States. Due to this concentration, substantially all receivables of the Company are from healthcare institutions which may be similarly affected by changes in economic, regulatory or other industry related conditions. Key customers include St. Barnabas Medical Center, Ohio State University Hospital, Orlando Regional Healthcare System, Parkland Memorial Hospital, University of Illinois at Chicago Medical Center, UCSF Medical Center, Mayo Foundation, Cleveland Clinic Foundation Yale-New Haven Hospital/Yale University School of Medicine, Massachusetts General Hospital/Harvard Medical Center, Kaiser Foundation Health Plan, Borgess Health Alliance and Memorial Sloan-Kettering Cancer Institute.

Competition

The market for information technology in the healthcare industry is intensely competitive. Many of the Company's competitors have significantly greater financial, research and development, technical and marketing resources than the Company. Competitors vary in size and in the scope and breadth of the products and services they offer. The Company's systems compete both with other technologies and with similar systems developed by other companies. Other major information management companies, including the companies with whom the Company has strategic relationships, may enter the markets in which the Company competes. Competitive pressures and other factors, such as new system introductions by the Company's competitors, may result in significant pricing pressures that could have a material adverse effect on the Company. In addition, in the professional and technical consulting segment, the Company competes with the consulting divisions of national accounting firms as well as national and regional healthcare specialty consulting firms.

Backlog

The Company had contracts which it believed to be firm for the delivery of systems and services ("backlog"), totaling approximately $11.2 million on June 30, 1998, compared to $7.4 million on June 30, 1997. In addition, as of June 30, 1998 the Company had contracts for the delivery of software support services billable at an annual rate of $12.4 million, compared to $12.3 million as of June 30, 1997.

Research and Development

The Company's research and development program is designed to extend the capabilities of existing products and develop new healthcare application solutions. The Company believes that a substantial and sustained commitment to product development is important to the long-term success of its business. As of August 31, 1998, 31 professional employees were engaged in research and development activities. During the years ended December 31, 1995,1996, and 1997, the Company spent $2,727,000, $3,564,000 and $8,336,000, respectively, on research and development. The increase in research and development expenditures in each period resulted from the Company's acquisition of Collaborative Medical Systems, Inc., which conducts significant research and development activities. The acquisition was consummated in December, 1996 and increased development expenditures associated with the DynamicVision, Maxifiler C/S, CoPath C/S, PACPlus+ and Monitrax product lines. The Company's research and development is influenced by customer input and user group forums.







                                       12





Intellectual Property

The Company relies primarily upon trade secrets, copyright laws and confidentiality agreements with employees and customers to protect its rights in its software technology. The Company does not hold any patents nor has it filed copyrights with respect to any of its software technology. Due to the rapid pace of innovation within the software industry, the Company believes that patent, trade secret and copyright protection are less significant than the Company's ability to farther develop, enhance and modify its current products and other clinical information systems through the technology and creative skills of its personnel. To minimize the possibility of third parties imitating the Company's systems, the Company licenses object codes only and does not license or otherwise distribute source codes.

The Company's employees are required to enter into confidentiality agreements which prohibit the disclosure of confidential information and require employees to report and assign to the Company all concepts, developments, discoveries and inventions conceived during their employment.

The Company has obtained federal trademark protection for Maxifiler, and OPTIMAr. There can be no assurance that the legal protections and precautions taken by the Company will be adequate to prevent misappropriation of the Company's technology. In addition, these protections do not prevent independent third-party development of functionally equivalent or superior technologies or services. The Company does not believe that its operations or products infringe on the intellectual property fights of others. There can be no assurance that others will not assert infringement or trade secret claims against the Company with respect to its current or future products or that the Company will be successful in defending any such claim.

Government Regulations

The United States Food and Drug Administration ("FDA") has issued a draft guidance document addressing the regulation of certain computer products as devices under the Federal Food, Drug and Cosmetic Act ("FFDCA"). To the extent that the computer software is classified as a device under applicable regulations, the manufacturers of such products could be required, depending upon the product, to: (i) register and list their products with the FDA, (ii) notify the FDA and demonstrate substantial equivalence to other products on the market before marketing such products or (iii) obtain FDA clearance by filing a pre-market application that establishes the safety and effectiveness of the product. The Company has three products considered devices under the FFDCA: Monitrax, PACsPlus+ and Transfusion Service Manager ("TSM"). As a result of the characterization of certain of the Company's products as devices, the Company's manufacturing facilities are registered with the FDA and its manufacturing operations regarding devices are required to be in compliance with the FDA's rules and regulations. The FDA conducted on-site inspections at the Florida facility in May 1996 and at the Minnetonka facility in June 1996. Both inspections were concluded without incident. On December 19, 1997, the FDA issued a letter of Substantial Equivalence to the Company for the TSM product. This letter was the positive outcome of the 510(k) submission process begun in March 1996. There can be no assurance that the Company ultimately will be able to obtain or maintain required FDA approvals to market its products.

Facilities

The Company's corporate headquarters are located at 615 Crescent Executive Court, Suite 500, Lake Mary, Florida 32746. The Lake Mary location consists of approximately 53,800 square feet of office space under a lease which expires March 2005. The Company maintains an office at 10901 Bren Road East, Minnetonka, Minnesota 55343 as the Company's radiology technology center which the Company intends to close on or before December 31, 1998. The Minnetonka location consists of approximately 12,800 square feet under lease which expires on July 31, 1999, which the Company does not intend to renew. In addition, the Company also maintains an office at Two University Office Park, 51 Sawyer Road, Waltham, Massachusetts, 02154 as the Company's clinical solutions center. The Waltham location consists of approximately 30,000 square feet under lease which expires on November 30, 1999.

USE OF PROCEEDS

This Prospectus relates to Shares being registered for the accounts of the Selling Shareholders. The Company will not receive any proceeds from the sale of the Shares but will pay all expenses related to the registration of the Shares.





                                     13



                          SELLING SHAREHOLDERS

                             Number of   Series C Preferred  Common Shares(19)
                             Shares      Beneficially Owned  Beneficially Owned
Shareholder  Relationship    Registered  Number     Percent  Number    Percent

Mitchel J.   President, CEO, 402,500     0         *       1,142,855(1)  6.09%
Laskey       Treasurer &
             Director

Riverside    Managing        832,000    640,000    64.00%  2,542,200(2) 13.35%
Partnership  Partner is a
             Director

Argentum     Managing        377,000    290,000    29.00%  1,155,750(3)  6.22%
Capital      Partner is a
Partners, LP Director

Scott E.     Senior Vice      16,250     12,500     1.25%     16,250(4)  *
Waldrop      President & COO

Michael L.   Senior Vice      32,500     25,000     2.50%     32,500(5)  *
Carlay       President Sales
             & Marketing

Paul S.      Vice President    3,250      2,500      *        37,637(6)  *
Glover       Finance, CFO
             & Secretary

Linda A.     Vice President   32,500     25,000     2.50%    375,317(7)  2.05%
Moline       Consultant Services

Brian M.     Vice President    6,500      5,000      *         6,500(8)  *
Paige        Development

Saul M.      Former CoMed    422,674       0         *       414,674(9)  2.27%
Bloom        Exec. VP &
             Director

Jerome B.    Former CoMed    414,674       0         *       409,874(10) 2.25%
Lerman       Treasurer &
             Director

Charles M.   Former CoMed    402,674       0         *       402,674(11) 2.21%
Cooper       President, CEO
             & Director

Martin B.    Former CoMed    225,199       0         *       220,399     1.21%
Levine       Exec. VP &
             Director

Marianne     Former CoMed     79,877       0         *        79,877      *
Boswell      Sales VP &
             Director

Kay          Former CoMed     63,898       0         *        63,898      *
McDonald     Finance VP &
             Director

Richard D.   Former Dynacor   75,734       0         *        78,430      *
Hausten      Exec. VP &
             Director

Craig T.     Former Dynacor   75,733       0         *        96,729(12)  *
Arneson      President, CEO &
             Director

Robert R.    Former Dynacor   75,733       0         *       101,146(13)  *
Harris       Exec. VP, Secty,
             Treas. & Director

Eugene W.    Former Dynacor   11,825       0         *        29,768(14)  *
Dietz        Director

EWD Dynacor  Managing Director 4,725       0         *        29,768(15)  *
Group LLP    was former Dynacor
             Director

Ron Braatz   None              6,250       0         *        19,813(16)  *

Daly Family, None              9,088       0         *         9,088(17)  *
LP

Glen Siedel  None             25,000       0         *        25,500(18)  *


* Less than 1%

(1)	Includes 541,500 shares of Common Stock that Mr. Mitchel J.
Laskey may acquire upon the exercise of Common Stock purchase warrants.

(2)	Includes 192,000 shares of Common Stock that Riverside
Partnership may acquire upon the exercise of Common Stock purchase warrants.

(3)	Includes 87,000 shares of Common Stock that Argentum Capital
Partners, LP may acquire upon the exercise of Common Stock purchase warrants.

(4)	Includes 3,750 shares of Common Stock that Mr. Scott E.
Waldrop may acquire upon the exercise of Common Stock purchase warrants.

(5)	Includes 7,500 shares of Common Stock that Mr. Michael L.
Carlay may acquire upon the exercise of Common Stock purchase warrants.

(6)	Includes 1,746 shares of Common Stock held by spouse, Mrs.
Gail Glover, and 11,250 Mr. Paul S. Glover may acquire upon the exercise of Common Stock purchase warrants.

(7)	Includes 270,753 shares of Common Stock held by spouse, Mr.
Phil Kneeland, and 41,500 Mrs. Linda A. Moline may acquire upon the exercise of Common Stock purchase warrants.

(8)	Includes 1,500 shares of Common Stock that Mr. Brian M.
Paige may acquire upon the exercise of Common Stock purchase warrants.

(9)	Includes 12,000 shares of Common Stock that Mr. Saul M.
Bloom may acquire upon the exercise of Common Stock purchase warrants.

(10)	Includes 7,200 shares of Common Stock that Mr. Jerome B.
Lerman may acquire upon the exercise of Common Stock purchase warrants.

(11)	Includes 7,200 shares of Common Stock that Mr. Martin B.
Levin may acquire upon the exercise of Common Stock purchase warrants.




                                   14





(12)	Includes 20,000 shares of Common Stock that Mr. Craig T.
Arneson may acquire upon the exercise of Common Stock purchase warrants.

(13)	Includes 20,000 shares of Common Stock that Mr. Robert R.
Harris may acquire upon the exercise of Common Stock purchase warrants.

(14)	Includes 8,400 shares of Common Stock owned by EWD Dynacor
Group, LLP.  Mr. Eugene W. Dietz is the managing partner of EWD
Dynacor Group, LLP.

(15)	Includes 21,368 shares of Common Stock owned by Mr. Eugene
W. Dietz, the managing partner of EWD Dynacor Group, LLP.

(16)	Includes 538 shares of Common Stock held by spouse, Mrs. J.
Braatz, and 9,800 Mr. Ron Braatz may acquire upon the exercise of Common Stock purchase warrants.

(17)	Includes 9,088 shares of Common Stock that Daly Family, LP
may acquire upon the exercise of Common Stock purchase warrants.

(18)	Includes 25,000 shares of Common Stock that Mr. Glen Siedel
may acquire upon the exercise of Common Stock purchase warrants

(19)	The shares of Series C Preferred Stock are convertible on a
share for share basis into Common Stock and have been included in the Common Shares Beneficially Owned column.




                      PLAN OF DISTRIBUTION

The securities which may be sold by the Selling Shareholders may be offered and sold by them from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Such securities may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell such securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a dealer as principal and resale thereby for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker or dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may each be deemed to be an "underwriter," as that term is defined in the Securities Act, in connection with offers or sales of securities owned by the Selling Shareholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders. All of the foregoing may affect the marketability of the Common Stock.

The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Shareholders to the public other than commissions, concessions and discounts of brokers, dealers or other agents. Each Selling Shareholder may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company may agree to indemnify the Selling Shareholders and any such statutory "underwriters" and controlling persons of such "underwriters" against certain liabilities, including certain liabilities under the Securities Act.



                                     15





DESCRIPTION OF SECURITIES TO BE REGISTERED

Terms of the Common Stock

The Company is authorized to issue 40,000,000 shares of Common Stock, $.01 par value, of which as of August 31, 1998, 18,199,650 shares were issued and outstanding. Holders of shares of Common Stock are entitled to dividends as and when declared by the Board of Directors of the Company from funds legally available therefor, and upon liquidation, dissolution or winding up of the Company to share ratably in all assets remaining after payment liabilities. The holders of shares of Common Stock do not have preemptive rights, are entitled to one vote for each share of Common Stock held of record.

Registered Shares

Of the 3,595,584 shares of Common Stock to which this Prospectus relates (the "Shares"), 780,588 of such Shares may be acquired upon exercise of certain outstanding options and warrants, 1,000,000 of the Shares may be acquired upon the conversion of the Company's Series C 8% Redeemable Convertible Participating Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), and 1,814,996 of such shares are outstanding having been previously issued in connection with the acquisitions of Collaborative Medical Systems, Inc. and Dynacor, Inc. on December 17, 1996 and May 21, 1997, respectively. The 780,588 of shares which may be acquired upon exercise of certain options and warrants are summarized as follows:


               Issuable
             Common Shares    Exercise Price    Expiration Date

                 300,000      $ 2.2500          07/30/03
                 100,000      $ 6.0000          01/01/03
                 100,000      $ 7.5000          01/01/03
                 100,000      $ 9.0000          01/01/03
                 100,000      $10.5000          01/01/03
                   2,500      $ 4.6250          01/01/02
                  44,000      $ 5.0000          12/17/01
                  25,000      $ 4.6250          01/01/02
                   9,088      $ 8.8200          02/28/99
                 780,588


                           EXPERTS

The consolidated financial statements of the Company as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference in this Prospectus and Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, which is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                        LEGAL MATTERS

Certain legal matters relating to the Shares will be passed upon for the Company by Cohen, Berke, Bernstein, Brodie & Kondell, P.A., 2601 South Bayshore Drive, 19th Floor, Miami, Florida. Richard N. Bernstein, a principal in the law firm of Cohen, Berke, Bernstein, Brodie & Kondell, P.A., is the trustee of the Laskey Family Irrevocable Trust, which is the beneficial owner of 125,000 shares of Common Stock.


                               16






No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.





                                       Up to 3,595,584 Shares of Common  Stock


TABLE OF CONTENTS                                   DYNAMIC HEALTHCARE
                                                    TECHNOLOGIES, INC.
DYNAMIC HEALTHCARE TECHNOLOGIES, INC.    1
AVAILABLE INFORMATION                    2
INCORPORATION OF CERTAIN DOCUMENTS BY
REFERENCE                                2
PROSPECTUS SUMMARY                       3
RISK FACTORS                             4
THE COMPANY                              8
USE OF PROCEEDS                         13               PROSPECTUS
SELLING SHAREHOLDERS                    14
PLAN OF DISTRIBUTION                    15
DESCRIPTION OF SECURITIES TO BE
REGISTERED                              16           SEPTEMBER 29, 1998
EXPERTS	                                16
LEGAL MATTERS                           16




                                         17



                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the Registrant:

   NASD National Market Listing Fee                         $17,500
   Securities and Exchange Commission registration fee        1,127
   Legal and Accounting fees and expenses                     5,000
   Miscellaneous                                              5,000
   TOTAL                                                    $28,627

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Company's Articles of Incorporation, Bylaws and applicable state law, the Company will indemnify its directors, officers, employees an agents against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement which are actually and reasonably incurred in connection with any threatened, pending or actually completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any such person becomes subject as a result of having served in such role, as an employee or agent of the Company, or at the Company's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. However, except as described below, such indemnification will be made only if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent will not, of itself, create a presumption that such person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, or with respect to any criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful.

ITEM 16.  EXHIBITS

Exhibit
Number   Exhibit
5.1      Opinion of Cohen, Berke, Bernstein, Brodie & Kondell, P.A.
23.1 Consent of Cohen, Berke, Bernstein, Brodie & Kondell, P.A. (included in Exhibit 5.01)
23.2     Consent of KPMG Peat Marwick LLP





                                      18



ITEM 17.  UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

  1.	To file, during any period in which offers or sales are
being made, a post-effective amendment to this Registration
Statement:

     (i)	To include any prospectus required by Section 10(a)(3) of
the Securities Act;

     (ii)	To reflect in the prospectus any facts or event arising
after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to the Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement.

     (iii)	To include any material information with respect to the
plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(I) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (i)	That, for the purpose of determining any liability under
the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (ii)	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the Offering.

  1.	That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  2.	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for
purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to deliver or
cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.






                                    19




(d)	Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.







                                 20




                             SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certified that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maitland, State of Florida, on September 29, 1998.

                  REGISTRANT:
                  DYNAMIC HEALTHCARE TECHNOLOGIES, INC.


                  By:  /S/ PAUL S. GLOVER
                       Paul S. Glover, Vice President of Finance,
                       Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Mitchel J. Laskey or David M. Pomerance his true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

       Signature	              Title                            Date

/S/ DAVID M. POMERANCE  Chairman of the Board           September 29, 1998
    David M. Pomerance

/S/ MITCHEL J. LASKEY   President, Chief Executive Officer,
    Mitchel J. Laskey   Treasurer and Director          September 29, 1998

/S/ PAUL S. GLOVER      Vice President of Finance,
    Paul S. Glover      Chief Financial Officer
                        and Secretary                   September 29, 1998

/S/ THOMAS J. MARTINSON Director                        September 29, 1998
    Thomas J. Martinson

/S/ JERRY L. CARSON     Director                        September 29, 1998
    Jerry L. Carson

/S/ BRET MAXWELL        Director                        September 29, 1998
    Bret Maxwell

/S/ DANIEL RAYNOR       Director                        September 29, 1998
    Daniel Raynor

/S/ RICHARD W. TRUELICK Director                        September 29, 1998
    Richard W. Truelick

/S/ GUY RABBAT          Director                        September 29, 1998
    Guy Rabbat





                                        21





                                 INDEX TO EXHIBITS


Exhibits  Description                                                     Page

5.01      Opinion of Cohen, Berke, Bernstein, Brodie & Kondell, P.A.       23
23.1      Consent of Cohen, Berke, Bernstein, Brodie & Kondell, P.A.
          (included in Exhibit 5.01)                                       23
23.2      Consent of KPMG Peat Marwick LLP	                                24






                                       22







Exhibit 5.01




September ____, 1998


Board of Directors
Dynamic Healthcare Technologies, Inc.
615 Crescent Executive Court, Fifth Floor
Lake Mary, Florida 32746

Re:	Registration Statement on Form S-3
    shares of Common Stock

Gentlemen:

We have acted as counsel for Dynamic Healthcare Technologies, Inc. (the "Company") in connection with the above-described
Registration Statement.

In connection therewith, we have examined the following:

1.	The Articles of Incorporation of the Company, as amended,
certified by the Secretary of State of the State of Florida;

2.	The Bylaws of the Company, as amended;

3.	The minute book of the Company;

4.	Certificate of Good Standing with respect to the Company,
issued by the Florida Secretary of State.

Based upon such examination and upon examination of such other instruments and records as we have deemed necessary, we are of the opinion that:

A.	The Company has been duly incorporated under the laws of the
State of Florida and is validly existing and in good standing under the laws of that state.

B.	The 3,595,584 shares of Common Stock covered by the
Registration Statement when issued and sold in accordance with the terms described in said Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                        Sincerely,
                                        /s/ COHEN, BERKE, BERNSTEIN,
                                        BRODIE & KONDELL, P.A.






                                      23












                          Independent Auditors' Consent


The Board of Directors
Dynamic Healthcare Technologies, Inc.:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading
"Experts" in the propsectus.




                                  /s/ KPMG PEAT MARWICK LLP



Orlando, Florida
September 25, 1998







                                       24